Exhibit 99.1

FOR IMMEDIATE RELEASE

Prime Meridian Holding Company Reports

FIRST quarter 2022 Results

TALLAHASSEE, FL – April 27, 2022 (GLOBE NEWSWIRE) – Prime Meridian Holding Company (OTCQX: PMHG), the parent bank holding company for Prime Meridian Bank, today announced unaudited financial results for the quarter ended March 31, 2022. The Company reported net earnings of $2,241,000, or $0.71 per basic and diluted share, for the quarter ended March 31, 2022, compared to net earnings of $2,234,000 or $0.72 per basic and $0.71 per diluted share, for the quarter ended March 31, 2021.

"We continue to move towards the $1 billion asset milestone," said Sammie D. Dixon, Jr., Vice Chairman, President and CEO of Prime Meridian.  "We finished the quarter at $866 million in total assets with strong loan production, even though those gains were muted by payoffs."

Dixon is referring to first quarter loan activity of $60 million in commitments -- $32.8 million of which are new fundings -- and $19.9 million in draws on existing facilities. This growth was, however, offset by $41.9 million in prepayments, $10.2 million in PPP forgiveness, and $11.9 million in curtailments and amortization.  The result was a $10.7 million net loan decrease.

Dixon explained, “We believe the high volume of payoffs was due to market uncertainty about the future.  Our relationship brand of banking continues to be successful as the Bank grew deposits by $25.0 million during the quarter.  All in all, we are very pleased.”

“The national and geopolitical events that have taken place since February have made forecasting a challenge,” he continued. “Though local markets have largely recovered from the pandemic, elevated inflation has clouded the outlook of most analysts,” Dixon said.

“Rising interest rates, inflation, supply chain issues and war are new headwinds we have not faced simultaneously since the inception of the Bank,” according to Dixon.

“Community banks could benefit if the Federal Reserve implements the rate hikes that are expected," he said.  “We recognize, though, that doing so may also negatively impact the mortgage market and some commercial borrowers. The Bank is well-positioned either way for a changing rate environment,” Dixon continued. “We will embrace the opportunities ahead of us as we always have by keeping our hands on the plough and our heads on a swivel.”

“We maintain a clean balance sheet and a focus on 1) asset quality, 2) profitability, and 3) growth.  We will continue to do things the right way.  It’s really as simple as that,” said Dixon.

First Quarter 2022 Highlights

Financial Highlights - Prime Meridian Holding Company and Subsidiary (Unaudited)
(dollars in thousands except per share amounts)

	1Q'22	4Q'21	3Q'21	2Q'21	1Q'21
Net earnings	$2,241	$1,752	$2,099	$2,262	$2,234
Book value per share	$20.87	$21.42	$20.99	$20.40	$19.56
Earnings per share - Basic	$0.71	$0.56	$0.67	$0.72	$0.72
Earnings per share - Diluted	$0.71	$0.55	$0.67	$0.72	$0.71
Weighted-average basic shares outstanding	3,138,695	3,128,831	3,127,524	3,126,197	3,123,565
Weighted-average diluted shares outstanding	3,174,697	3,162,746	3,145,017	3,139,179	3,125,249
Return on average assets(1)	1.05%	0.85%	1.09%	1.24%	1.32%
Return on average equity(1)	12.70	10.11	12.99	14.40	14.72
Average yield on earning assets(1)	3.09	3.11	3.34	3.40	3.77
Net interest margin(1)	2.88	2.85	3.06	3.11	3.44
Efficiency ratio(2)	59.28	63.83	55.90	53.99	52.85
Nonperforming assets/total assets(3)	-	-	-	-	0.11

(1) Ratio has been annualized

(2) Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

(3) Nonperforming assets include other real estate owned and loans greater than 90 days past due.

•	Net earnings of $2.2 million held steady with the first quarter of 2021 and compared favorably to the fourth quarter of 2021 despite the large decrease in fee and interest income earned on the Paycheck Protection Program (PPP). For both comparison periods, interest income from securities and other earning assets, a credit for loan losses of $371,000, and decreased interest expense were positive contributors to net earnings.
•

Adjusted pre-tax, pre-provision net earnings for the first quarter of 2022 were $2.6 million and adjusted pre-tax, pre-provision annualized returns on average assets and average common equity were 1.22% and 14.72%, respectively. (These are considered non-GAAP financial measures. Please refer to "Non-GAAP Measures and Ratio Reconciliation" in the Tables on page 12 for more detail.)

•	Book value per share fell $0.55 to $20.87 due to increased unrealized losses in the Company's portfolio of debt securities available for sale, exceeding earnings retention.
•	Deposits increased by $25.0 million, or 3.3%, since December 31, 2021.
•

At March 31, 2022, $4.9 million in PPP loans remained on the balance sheet with $274,000 in fee income, net of costs, left to be recognized.  Since March 31, 2020, the Company has recognized over $5.5 million in PPP fee and interest income, net of costs.

•	Asset quality remained strong with no nonperforming assets, no loans that were 90 days or greater past due, and no other real estate owned.

COVID-19 Update

The extent to which the COVID-19 pandemic may continue to impact our business, results of operations, and financial condition, as well as our regulatory capital and liquidity ratios will depend on unknown future developments.  We continue to monitor the state of the pandemic and national and local responses to ensure the safety of our clients and employees.  At March 31, 2022, all loans which were on payment COVID-19 related deferrals or modifications have reverted back to their premodification terms.

Earnings Summary (Unaudited)

(dollars in thousands)

				Change 1Q'22 vs.
	1Q'22	4Q'21	1Q'21	4Q'21	1Q'21
Net interest income	$5,859	$5,653	$5,566	3.6%	5.3%
Provision (credit) for loan losses	(371)	81	-	N/A	N/A
Noninterest income	518	601	672	(13.8)	(22.9)
Noninterest expense	3,780	3,992	3,297	(5.3)	14.6
Income taxes	727	429	707	69.5	2.8
Net earnings	$2,241	$1,752	$2,234	27.9%	0.3%

On a linked quarter basis, the $489,000 increase in net earnings is primarily attributed to higher interest income on securities and deposits with banks, lower interest and noninterest expense, and a credit for loan losses, partially offset by lower noninterest income and higher taxes.  Compared to the same period a year ago, net earnings were relatively flat as higher interest income from securities and deposits with banks, lower interest expense, and the credit for loan losses were offset by lower noninterest income, higher noninterest expense and slightly higher income taxes.

Net Interest Income (Unaudited)

(dollars in thousands)

				Change 1Q'22 vs.
	1Q'22	4Q'21	1Q'21	4Q'21	1Q'21
Interest income:
Loans	$5,784	$5,794	$5,805	(0.2%)	(0.4%)
Securities	385	292	249	31.8	54.6
Other	124	76	49	63.2	153.1
Total interest income	6,293	6,162	6,103	2.1%	3.1%
Interest expense:
Deposits	403	483	537	(16.6%)	(25.0%)
Other borrowings	31	26	-	19.2	N/A
Total interest expense	434	509	537	(14.7)	(19.2)
Net interest income	$5,859	$5,653	$5,566	3.6%	5.3%

On a linked quarter basis and compared to the first quarter of 2021, the increase in net interest income resulted from higher interest income on securities and deposits with banks (driven by both volume and rate) and lower interest expense (driven by management's strategic reduction of deposit costs in the first quarter). Two fewer interest earning days during the first quarter also positively contributed to lower interest expense when compared to the linked quarter.

On a linked quarter basis, the Bank reported slightly lower interest income from loans as higher fee and interest income from non-PPP loans (up $85,000) was offset by a decline in fee and interest income from PPP loans (down $88,000). Two fewer interest earning days during the first quarter are also a contributing factor. Compared to the first quarter of 2021, fee and interest income from PPP loans declined $529,000. Excluding the impact of PPP, interest on loans would have increased 1.7% on a linked quarter basis and 11.2%, compared to the first quarter of 2021 (please refer to "Non-GAAP Measures and Ratio Reconciliation" in the Tables on page 12 for more detail.)

Despite higher balances of interest-bearing liabilities, total interest expense declined $75,000 from the fourth quarter of 2021 and $103,000 from the first quarter of 2021.  The average rate paid on interest-bearing liabilities declined 8 basis points from fourth quarter of 2021 and 20 basis points from the first quarter of 2021.  For both periods, this is primarily a function of lower deposit costs.

The Company's net interest margin of 2.88% was relatively flat with the fourth quarter of 2021 and down 56 basis points from the first quarter of 2021, primarily due to the shift in the earning asset mix from PPP loans to cash.

Provision for Loan Losses

Excluding PPP activity, net loan growth from December 31, 2021 was essentially flat. In addition, the Bank realized a $284,000 net recovery during the quarter which reduced the historical loss factor on commercial loans by 19 basis points.  The combination of these factors led to a $371,000 credit for loan losses in the first quarter of 2022.

Noninterest income (Unaudited)

(dollars in thousands)

				Change 1Q'22 vs.
	1Q'22	4Q'21	1Q'21	4Q'21	1Q'21
Service charges and fees on deposit accounts	$68	$75	$53	(9.3)%	28.3%
Debit card/ATM revenue, net	129	129	109	-	18.3
Mortgage banking revenue, net	165	216	301	(23.6)	(45.2)
Income from bank-owned life insurance	95	69	63	37.7	50.8
Gain on sale of debt securities available for sale	-	-	108	-	-
Other income	61	112	38	(45.5)	60.5
Total noninterest income	$518	$601	$672	(13.8)%	(22.9)%

On a linked quarter basis, the decline in noninterest income is primarily attributed to lower mortgage banking revenue and other income.  The decline in mortgage banking revenue was anticipated given the rising rate environment and the high level of refinancing activity that occurred in 2021. The decline in other income is attributed to additional merchant card income that was received in the fourth quarter to correct a fee arrearage and the absence of swap fee income in the first quarter of this year.  Compared to a year ago, the two key drivers of lower noninterest income are lower mortgage banking revenue and the absence of a gain on sale of debt securities available for sale.

Noninterest expense (Unaudited)

(dollars in thousands)

				Change 1Q'22 vs.
	1Q'22	4Q'21	1Q'21	4Q'21	1Q'21
Salaries and employee benefits	$2,160	$2,408	$1,852	(10.3)%	16.6%
Occupancy and equipment	408	402	386	1.5	5.7
Professional fees	146	130	130	12.3	12.3
Marketing	167	171	140	(2.3)	19.3
FDIC assessment	124	119	70	4.2	77.1
Software maintenance, amortization and other	242	237	250	2.1	(3.2)
Other	533	525	469	1.5	13.6
Total noninterest expense	$3,780	$3,992	$3,297	(5.3)%	14.6%

On a linked quarter basis, the decrease in noninterest expense is mostly due to lower mortgage commissions in the first quarter of 2022 and a higher bonus incentive accrual during the fourth quarter of 2021.  Compared to the same period a year ago, nearly half of the increase in total noninterest expense is attributed to increased salaries.  The Bank reported higher head count with 99 full-time equivalents (FTEs) at March 31, 2022 compared to 88 FTEs a year ago.  Annual raises, higher group insurance costs, higher incentive accrual, and increases to other employee benefit accounts also contributed to the overall increase.

Balance Sheet

At March 31, 2022, the Company reported $866.2 million in total assets, $787.9 million in deposits, and $479.5 million in net portfolio loans. This compares to $841.1 million in total assets, $762.9 million in deposits, and $490.2 million in net portfolio loans at December 31, 2021. Excluding $10.2 million in PPP loan forgiveness during the first quarter of 2022, the Company's net loan growth was essentially flat from year-end. Strong loan production ($32.8 million in new fundings) and $19.9 million in draws on existing facilities were offset by approximately $41.9 million in loan prepayments and $11.9 million in curtailments and amortization.

Prime Meridian Holding Company and Subsidiary

Loans by Class

(dollars in thousands)

	March 31, 2022		December 31, 2021
	Unaudited		Audited
	Amount	% of Total	Amount	% of Total
Commercial real estate	$150,257	31.0%	$156,306	31.5%
Residential real estate and home equity	188,993	38.9	183,536	36.9
Construction	65,740	13.5	71,164	14.3
Commercial	71,864	14.8	78,584	15.8
Consumer	8,719	1.8	7,283	1.5
Total loans	485,573	100.0%	496,873	100.0%

Net deferred loan fees	(160)		(701)
Allowance for loan losses	(5,887)		(5,974)
Loans, net	$479,526		$490,198

Total stockholders’ equity was $65.7 million, or 7.6% of total assets, at March 31, 2022 compared to $67.0 million at December 31, 2021, or 8.0% of total assets.  The $1.3 million decrease in equity stemmed from a $3.3 million change in accumulated other comprehensive loss on the company's portfolio of debt securities available for sale.  Book value per share decreased from $21.42 at December 31, 2021 to $20.87 at March 31, 2022, with 3,150,261 common shares outstanding.

As of March 31, 2022, the Bank was considered to be “well capitalized” with a Tier 1 Leverage Capital Ratio of 8.56%, a 13.60% Common Equity Tier 1 Capital Ratio, a 13.60% Tier 1 Risk-Based Capital Ratio, and a 14.70% Total Risk-Based Capital Ratio.  Since December of 2019, the Company has injected $9.7 million into the Bank to support growth.  The Company maintains a $15 million, 5-year revolving Line of Credit, enhancing its liquidity sources to support the ongoing capital needs of the Bank.  As of March 31, 2022, the Company had an outstanding loan balance under this line of $3.975 million and year-to-date interest expense of $31,000.

Asset Quality

At March 31, 2022 and December 31, 2021, the Bank had no nonaccrual loans and no nonperforming assets.  Net recoveries for the quarter totaled $284,000 for the quarter ended March 31, 2022. Management believes that the allowance for loan losses which was $5.89 million, or 1.22% of gross loans (excluding PPP loans), at March 31, 2022 is adequate.

About Prime Meridian Holding Company

Headquartered in Tallahassee, Florida, Prime Meridian Holding Company (OTCQX: PMHG) offers a broad range of banking services through its wholly owned subsidiary, Prime Meridian Bank, a Florida state-chartered non-member bank. Founded in 2008, the Bank now serves the Tallahassee and Lakeland/Winter Haven Metropolitan Statistical Areas (MSA), including clients in North and Central Florida as well as South Georgia and South Alabama. The Bank currently has four Florida locations: two in Tallahassee, Florida, one in Crawfordville, Florida, and one in Lakeland, Florida. As of March 31, 2022, the Bank had 99 full-time equivalent employees. For more information about Prime Meridian Holding Company, please visit www.primemeridianbank.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

About Non-GAAP Financial Measures

Certain financial measures and ratios we present including "pre-tax, pre-provision (PTPP) net earnings," "PTPP return on average common equity," "PTPP return on average assets," and "adjusted average loan yield" are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to those financial measures and ratios as "non-GAAP financial measures." We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results.

We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present, and future periods.

These non-GAAP measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance. A reconciliation of non-GAAP financial measures is included at the end of the financial statement tables.

Tables Follow

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Statements of Earnings (Unaudited)

(in thousands except per share amounts)

	1Q'22	4Q'21	3Q'21	2Q'21	1Q'21
Interest income:
Loans	$5,784	$5,794	$5,819	$5,632	$5,805
Securities	385	292	283	262	249
Other	124	76	78	65	49
Total interest income	6,293	6,162	6,180	5,959	6,103
Interest expense:
Deposits	403	483	502	500	537
Other borrowings	31	26	25	7	-
Total interest expense	434	509	527	507	537
Net interest income	5,859	5,653	5,653	5,452	5,566
Provision (credit) for loan losses	(371)	81	-	(185)	-
Net interest income after provision for loan losses	6,230	5,572	5,653	5,637	5,566

Noninterest income:
Service charges and fees on deposit accounts	68	75	61	56	53
Debit card/ATM revenue, net	129	129	108	124	109
Mortgage banking revenue, net	165	216	325	332	301
Income from bank-owned life insurance	95	69	73	67	63
Gain on sale of debt securities available for sale	-	-	-	-	108
Other income	61	112	46	41	38
Total noninterest income	518	601	613	620	672

Noninterest expense:
Salaries and employee benefits	2,160	2,408	2,028	1,805	1,852
Occupancy and equipment	408	402	380	378	386
Professional fees	146	130	103	120	130
Marketing	167	171	197	199	140
FDIC assessment	124	119	78	49	70
Software maintenance, amortization and other	242	237	237	251	250
Other	533	525	480	476	469
Total noninterest expense	3,780	3,992	3,503	3,278	3,297

Earnings before income taxes	2,968	2,181	2,763	2,979	2,941
Income taxes	727	429	664	717	707
Net earnings	$2,241	$1,752	$2,099	$2,262	$2,234

Basic earnings per common share	$0.71	$0.56	$0.67	$0.72	$0.72

Diluted earnings per common share	$0.71	$0.55	$0.67	$0.72	$0.71

Prime Meridian Holding Company and Subsidiary
Condensed Consolidated Statements of Earnings
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2022	2021
	Unaudited	Unaudited
Interest income:
Loans	$5,784	$5,805
Securities	385	249
Other	124	49
Total interest income	6,293	6,103
Interest expense:
Deposits	403	537
Other borrowings	31	-
Total interest expense	434	537
Net interest income	5,859	5,566
Provision (credit) for loan losses	(371)	-
Net interest income after provision for loan losses	6,230	5,566
Noninterest income:
Service charges and fees on deposit accounts	68	53
Debit card/ATM revenue, net	129	109
Mortgage banking revenue, net	165	301
Income from bank-owned life insurance	95	63
Gain on sale of securities available for sale	-	108
Other income	61	38
Total noninterest income	518	672
Noninterest expense:
Salaries and employee benefits	2,160	1,852
Occupancy and equipment	408	386
Professional fees	146	130
Marketing	167	140
FDIC assessment	124	70
Software maintenance, amortization and other	242	250
Other	533	469
Total noninterest expense	3,780	3,297
Earnings before income taxes	2,968	2,941
Income taxes	727	707
Net earnings	$2,241	$2,234

Earnings per common share:
Basic	$0.71	$0.72
Diluted	0.71	0.71
Cash dividends per common share(1)	0.18	0.14

(1) Annual cash dividends were paid during the first quarters of 2022 and 2021.

Prime Meridian Holding Company and Subsidiary
Condensed Consolidated Balance Sheets
(in thousands)

	1Q'22	4Q'21	3Q'21	2Q'21	1Q'21
	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)
Assets
Cash & cash equivalents	$233,789	$233,473	$212,652	$181,599	$141,787
Debt securities available for sale	101,868	73,763	67,124	63,306	58,915
Debt securities held to maturity	6,185	-	-	-	-
Loans, held for sale	11,241	11,768	10,976	13,736	12,532
Loans, net	479,526	490,198	476,513	470,488	480,772
Federal Home Loan Bank stock	463	366	366	366	366
Premises & equipment, net	7,905	7,962	8,018	8,159	8,200
Right of use lease asset	3,205	3,258	3,310	3,363	3,415
Accrued interest receivable	1,649	1,505	1,478	1,751	1,797
Bank-owned life insurance	16,248	16,153	12,085	12,012	10,748
Other assets	4,087	2,677	1,952	1,839	2,371
Total Assets	$866,166	$841,123	$794,474	$756,619	$720,903

Liabilities and Stockholders' Equity
Liabilities:
Noninterest-bearing demand deposits	$206,018	$209,351	$219,996	$199,662	$193,061
Savings, NOW and money-market deposits	534,049	503,759	448,528	433,954	406,413
Time deposits	47,876	49,832	49,817	49,744	51,955
Total Deposits	787,943	762,942	718,341	683,360	651,429
Other borrowings	3,975	3,575	3,075	3,075	750
Official checks	1,625	1,141	1,168	965	1,257
Operating lease liability	3,350	3,397	3,443	3,489	3,535
Other liabilities	3,512	3,037	2,798	1,943	2,803
Total Liabilities	800,405	774,092	728,825	692,832	659,774
Total Stockholders' Equity	65,761	67,031	65,649	63,787	61,129
Total Liabilities and Stockholders' Equity	$866,166	$841,123	$794,474	$756,619	$720,903

Prime Meridian Holding Company and Subsidiary
Condensed Consolidated Average Balance Sheets (Unaudited)
(in thousands)

	1Q'22			4Q'21			1Q'21
		Interest			Interest			Interest
	Average	and	Yield/	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Rate(5)	Balance	Dividends	Rate(5)	Balance	Dividends	Rate(5)
Interest-earning assets:
Loans(1)	$489,263	$5,684	4.65%	$477,175	$5,686	4.77%	$484,455	$5,699	4.71%
Loans held for sale	10,550	100	3.79	11,700	108	3.69	13,370	106	3.17
Debt securities available for sale	84,088	385	1.83	71,348	292	1.64	59,629	249	1.67
Other(2)	230,348	124	0.22	231,846	76	0.13	89,646	49	0.22
Total interest-earning assets	814,249	$6,293	3.09%	792,069	$6,162	3.11%	647,100	$6,103	3.77%
Noninterest-earning assets	38,599			33,958			27,743
Total assets	$852,848			$826,027			$674,843

Interest-bearing liabilities:
Savings, NOW and money-market deposits	$517,506	$335	0.26%	$481,074	$410	0.34%	$379,031	$401	0.42%
Time deposits	48,920	68	0.56	49,881	73	0.59	54,456	136	1.00
Total interest-bearing deposits	566,426	403	0.28	530,955	483	0.36	433,487	537	0.50
Other borrowings	3,717	31	3.34	3,140	26	3.31	17	-	-
Total interest-bearing liabilities	570,143	$434	0.30%	534,095	$509	0.38%	433,504	$537	0.50%
Noninterest-bearing deposits	208,793			217,934			173,997
Noninterest-bearing liabilities	3,328			4,662			6,638
Stockholders' equity	70,584			69,336			60,704
Total liabilities and stockholders' equity	$852,848			$826,027			$674,843

Net earning assets	$244,106			$257,974			$213,596
Net interest income		$5,859			$5,653			$5,566
Interest rate spread(3)			2.79%			2.73%			3.27%
Net interest margin(4)			2.88%			2.85%			3.44%

(1) Includes nonaccrual loans
(2) Other interest-earning assets include federal funds sold, interest-bearing deposits and Federal Home Loan Bank stock.

(3)    Interest rate spread is the difference between the total interest-earning asset yield and the rate paid on total interest-bearing liabilities.

(4)    Net interest margin is net interest income divided by total average interest-earning assets, annualized.

(5)   Annualized

Prime Meridian Holding Company and Subsidiary
Financial Highlights (Unaudited)
(dollars in thousands except per share amounts)

	1Q'22	4Q'21	3Q'21	2Q'21	1Q'21
Per Share Data:
Earnings per common share - Basic	$0.71	$0.56	$0.67	$0.72	$0.72
Earnings per common share - Diluted	$0.71	$0.55	$0.67	$0.72	$0.71
Book value per common share	$20.87	$21.42	$20.99	$20.40	$19.56
Common shares outstanding	3,150,261	3,129,046	3,127,730	3,126,474	3,124,794
Weighted-average basic common shares outstanding	3,138,695	3,128,831	3,127,524	3,126,197	3,123,565
Weighted-average diluted common shares outstanding	3,174,697	3,162,746	3,145,017	3,139,179	3,125,249

Selected Performance Ratios and Other Data:
Return on average assets(1)	1.05%	0.85%	1.09%	1.24%	1.32%
Return on average equity(1)	12.70	10.11	12.99	14.40	14.72
Average yield on earning assets	3.09	3.11	3.34	3.40	3.77
Net interest margin(2)	2.88	2.85	3.06	3.11	3.44
Efficiency ratio(3)	59.28	63.83	55.90	53.99	52.85
Noninterest expense/average assets(1)	1.77	1.93	1.82	1.79	1.95

Asset Quality Data:
Nonaccrual loans	$-	$-	$-	$-	$797
Loans 90 days past due + other real estate owned	-	-	-	-	-
Total nonperforming assets	-	-	-	-	797
Nonperforming assets/total assets	-	-	-	-	0.11%
Loans 30-89 days past due	$1,546	$1,121	$526	$1,022	$1,795
Total loans	485,573	496,873	483,634	478,138	488,795
Loans 30-89 days past due/total loans	0.32%	0.23%	0.11%	0.21%	0.37%
Net (recoveries) charge-offs/average loans(1)	(0.23)%	0.00%	0.00%	0.01%	0.00%

Capital Ratios:
Tier 1 Leverage Capital Ratio (Company)	8.10%	8.12%	8.45%	8.61%	9.00%
Tier 1 Leverage Capital Ratio (Bank)	8.56	8.53	8.82	9.01	9.07
Common Equity Tier 1 Capital Ratio (Bank)	13.60	12.72	13.30	13.87	13.72
Tier 1 Risk-Based Capital Ratio (Bank)	13.60	12.72	13.30	13.87	13.72
Total Risk-Based Capital Ratio (Bank)	14.70	13.80	14.45	15.11	14.98

(1) Annualized
(2) Net interest margin is net interest income divided by total average interest-earning assets, annualized.
(3) Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

Prime Meridian Holding Company and Subsidiary
Non-GAAP Measures and Ratio Reconciliation Quarterly Pre-Tax Pre-Provision Calculation (Unaudited)
(dollars in thousands except per share amounts)

	1Q'22	4Q'21	3Q'21	2Q'21	1Q'21
Net Income
Net earnings (GAAP)	$2,241	$1,752	$2,099	$2,262	$2,234
Plus: Provision (credit) for loan losses	(371)	81	-	(185)	-
Plus: income taxes	727	429	664	717	707
PTPP(1) net earnings (non-GAAP)	$2,597	$2,262	$2,763	$2,794	$2,941

Earnings per Share (EPS)
Weighted average common shares, diluted	3,174,697	3,162,746	3,145,017	3,139,179	3,125,249
EPS, diluted (GAAP)	$0.71	$0.55	$0.67	$0.72	$0.71
PTPP(1) EPS, diluted (non-GAAP)	$0.82	$0.72	$0.88	$0.89	$0.94

Return on Average Assets (ROAA)
Average assets	$852,848	$826,027	$771,867	$731,681	$674,843
ROAA (GAAP)	1.05%	0.85%	1.09%	1.24%	1.32%
PTPP(1) ROAA (non-GAAP)	1.22%	1.10%	1.43%	1.53%	1.74%

Return on Average Equity
Average equity	$70,584	$69,336	$64,636	$62,837	$60,704
ROAE (GAAP)	12.70%	10.11%	12.99%	14.40%	14.72%
PTPP(1) ROAE (non-GAAP)	14.72%	13.05%	17.10%	17.79%	19.38%

Adjusted Average Loan Yield:
Net loans, excluding loans held for sale	$479,526	$490,198	$476,513	$470,488	$480,772
Less PPP loans	(4,937)	(15,172)	(27,554)	(54,563)	(78,625)
Adjusted net loans, excluding loans held for sale and PPP (non-GAAP)	$474,589	$475,026	$448,959	$415,925	$402,147

Average loans, excluding loans held for sale	$489,263	$477,175	$477,322	$483,587	$484,455
Less average PPP loans	(9,652)	(18,684)	(43,033)	(69,318)	(70,880)
Adjusted average loans, excluding loans held for sale and PPP (non-GAAP)	$479,611	$458,491	$434,289	$414,269	$413,575

Interest on loans, excluding loans held for sale	$5,684	$5,686	$5,708	$5,505	$5,699
Less interest income and earned fee income on PPP loans	(496)	(584)	(865)	(874)	(1,035)
Adjusted interest on loans, excluding loans held for sale and PPP (non-GAAP)	$5,188	$5,102	$4,843	$4,631	$4,664
Growth rate over linked quarter	1.7%	5.3%	4.6%	(0.7)%	0.5%

Average loan yield, excluding loans held for sale (GAAP)	4.65%	4.77%	4.78%	4.55%	4.71%
Adjusted average loan yield, excluding loans held for sale and PPP (non-GAAP)	4.33%	4.45%	4.46%	4.47%	4.51%

(1) Pre-tax, pre-provision

Prime Meridian Holding Company and Subsidiary
Non-GAAP Measures and Ratio Reconciliation Annual Pre-Tax Pre-Provision Calculation Unaudited)
(dollars in thousands except per share amounts)

	For the Year Ended December 31,
	2021	2020	2019	2018	2017
Net Income
Net earnings (GAAP)	$8,347	$4,458	$3,542	$4,042	$2,817
Plus: Provision (credit) for loan losses	(104)	2,850	1,131	591	256
Plus: income taxes	2,517	1,295	1,092	1,220	1,735
PTPP (1) net earnings (non-GAAP)	$10,760	$8,603	$5,765	$5,853	$4,808

Earnings per Share (EPS)
Weighted average common shares, diluted	3,142,482	3,134,124	3,159,635	3,131,546	2,711,699
EPS, diluted (GAAP)	$2.66	$1.42	$1.12	$1.29	$1.04
PTPP (1) EPS, diluted (non-GAAP)	$3.42	$2.74	$1.82	$1.87	$1.77

Return on Average Assets (ROAA)
Average assets	$751,576	$595,363	$456,797	$379,288	$331,682
ROAA (GAAP)	1.11%	0.75%	0.78%	1.07%	0.85%
PTPP (1) ROAA (non-GAAP)	1.43%	1.45%	1.26%	1.54%	1.45%

Return on Average Equity
Average equity	$65,179	$57,386	$53,172	$47,932	$39,283
ROAE (GAAP)	12.81%	7.77%	6.66%	8.43%	7.17%
PTPP (1) ROAE (non-GAAP)	16.51%	14.99%	10.84%	12.21%	12.24%

Adjusted Average Loan Yield:
Net loans, excluding loans held for sale	$490,198	$476,661	$337,710	$290,113	$250,259
Less PPP loans	(15,172)	(66,774)	-	-	-
Adjusted net loans, excluding loans held for sale and PPP (non-GAAP)	$475,026	$409,887	$337,710	$290,113	$250,259

Average loans, excluding loans held for sale	$480,606	$429,802	$309,350	$283,967	$240,875
Less average PPP loans	(50,315)	(55,529)	-	-	-
Adjusted average loans, excluding loans held for sale and PPP (non-GAAP)	$430,291	$374,273	$309,350	$283,967	$240,875

Interest on loans, excluding loans held for sale	$22,598	$19,553	$15,884	$14,215	$11,403
Less interest income and earned fee income on PPP loans	(3,358)	(1,725)	-	-	-
Adjusted interest on loans, excluding loans held for sale and PPP (non-GAAP)	$19,240	$17,828	$15,884	$14,215	$11,403

Average loan yield, excluding loans held for sale (GAAP)	4.70%	4.55%	5.13%	5.01%	4.73%
Adjusted average loan yield, excluding loans held for sale and PPP (non-GAAP)	4.47%	4.76%	5.13%	5.01%	4.73%

(1) Pre-tax, pre-provision

CONTACT:	Clint F. Weber, Chief Financial Officer and Executive Vice President
(850) 907-2300
Prime Meridian Holding Company
Website: www.primemeridianbank.com